Exhibit 77Q1a
ARTICLES OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
CREDIT SUISSE GLOBAL HIGH YIELD FUND, INC.
Credit Suisse Global High Yield Fund, Inc. (the ?Corporation?), a corporation organized and existing under and by virtue of the Maryland General Corporation Law, hereby certifies that:

FIRST: Article II of the Charter of the Corporation is amended to read as follows: "ARTICLE II NAME The name of the corporation is Credit Suisse High Yield Fund, Inc."

SECOND: The above amendment to the Charter was unanimously approved by the Board of Directors. The amendment is limited to a change expressly permitted by 2-605 of the Maryland General Corporation Law to be made without action by the stockholders and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

THIRD: The above amendment to the Charter shall become effective on May 1, 2010.

IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and that, to the best of their knowledge, information and belief, the matters and facts contained herein with respect to authorization and approval are true in all material respects, under penalties of perjury.


DATE: April 22, 2010
/s/ John G. Popp
John G. Popp
Chief Executive Officer and President

ATTEST:
/s/J. Kevin Gao
J. Kevin Gao
Secretary


Amendment to the By-Laws
of
Credit Suisse Global High Yield Fund, Inc.
Pursuant to Article VIII of the By-Laws of Credit Suisse Global High Yield Fund, Inc., the name has changed to Credit Suisse High Yield Fund, Inc.

Dated the 1st of May, 2010